Exhibit 99.1
Non-Management Director Compensation
(Effective as of October 1, 2006)
Annual Retainer and Fees
Non-management directors will receive annual fees for service on the board of directors (the “Board”) of The Clorox Company (the “Company”) and Board committees as follows:

Annual Director Retainer	$75,000
Presiding Director Retainer	$25,000
Committee Chair Retainers:
Nominating and Governance Committee	$10,000
Finance Committee	$10,000
Audit Committee	$20,000
Management Development and Compensation Committee	$20,000
In addition, each director is entitled to receive $2,500 per day for any special assignment requested of any such director by the Board.
Equity Grants
Under The Clorox Company Independent Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”), a director may annually elect to receive all or a portion of his or her annual retainer and fees in the form of cash, common stock of the Company, deferred cash, or deferred stock units (“DSUs”). In addition, as of the last day of each calendar year, each non-management director will receive an annual grant of deferred stock units (“DSUs”) with a value of $100,000 under The Clorox Company 2005 Stock Incentive Plan (the “2005 Plan”). The number of DSUs awarded pursuant to the annual grant will be determined by dividing $100,000 by the average of the closing sales price for a share of common stock of the Company on the composite tape of the New York Stock Exchange for the trading days in the month of December. In the case of a director whose service with the Company commences or terminates during the calendar year, the applicable dollar amount will be determined by multiplying $100,000 by a fraction, the numerator of which shall be the number of full calendar quarters of service completed by the director during the calendar year and the denominator of which shall be four (4). The annual DSU grant, together with any DSUs the director elected to receive in lieu of his or her annual retainer, will be credited to a director’s bookkeeping account maintained under the Directors’ Deferred Compensation Plan and will be increased through deemed reinvestment of dividend equivalents. DSUs will be settled and paid following the director’s termination of service as a member of the Board, in the form previously selected by the director (either lump sum or five annual installments).

Payment of shares of the Company’s common stock upon settlement of DSUs will be made from the aggregate number of shares authorized to be issued under the 2005 Plan.
Miscellaneous
Other than the fees and equity awards described above, directors will not receive any additional form of direct compensation, nor will they participate in any of the Company’s employee benefit plans, except the Company’s higher education matching gifts program, under which the Company will match up to $5,000 annually in gifts to an eligible institution of higher learning.